Exhibit 99.2

Nanosphere, Inc.

4088 Commercial Avenue

Northbrook, IL 60062

NEWS

FOR IMMEDIATE RELEASE

Nanosphere Welcomes Ken Bahk, Ph.D. as Chief Strategy Officer and

Announces Other Organizational Changes

Appointment of Ken Bahk, Ph.D.

•	Appointed as Chief Strategy Officer to advance Nanosphere’s strategic plans and help to drive revenues and profitability

•	Highly experienced diagnostic industry professional with deep domain expertise and leadership experience at preeminent molecular diagnostic organizations

•	Rejoining Nanosphere at a key point in its growth cycle; Dr. Bahk was part of the initial Nanosphere team from 2002 to 2008

Departures from the Executive Management Team and Board of Directors

•	Tim Patno departing as Chief Technology Officer

•	Chad Mirkin, Ph.D. departing as a Member of the Board of Directors

NORTHBROOK, IL – April 25, 2013 – Nanosphere, Inc. (NasdaqGM: NSPH), a leader in the development and commercialization of advanced molecular diagnostics systems, today announced the appointment of Ken Bahk, Ph.D. to the newly created position of Chief Strategy Officer and the departures of Tim Patno as Chief Technology Officer and Chad Mirkin, Ph.D. as a Member of the Board of Directors.

Reporting to Michael McGarrity, Nanosphere’s Chief Executive Officer, Dr. Bahk will be responsible for advancing the Company’s strategic plans, driving increased and sustainable revenues and retaining a strong competitive position in the molecular diagnostics space. “I am particularly pleased to welcome Ken Bahk back to the Nanosphere team. Ken brings a wide array of skills and expertise and is uniquely qualified to advance our strategic initiatives. Ken was part of our initial team at Nanosphere and returns at a key point in our growth cycle,” said Michael McGarrity. “This appointment is consistent with our focus on commercial execution based on a clear strategy of growth in key market segments where we can best apply our proprietary technology and strategic vision.”

Dr. Bahk stated, “I am pleased to be re-joining Nanosphere at this exciting time, and to have the opportunity to work with Mike’s expanded team to drive value for the company and its shareholders. I look forward to quickly contributing to advancing our intermediate- and long-term strategies by capitalizing on our significant human and technology capital.”

Regarding the departures from Nanosphere, Michael McGarrity stated, “On behalf of our Board of Directors, I would like to thank both Tim Patno and Dr. Mirkin for their significant contributions to Nanosphere. Tim has helped take our technology from the research bench at Northwestern to global markets as differentiated and commercially successful products. Dr. Mirkin helped to co-found Nanosphere in 2000 and his contributions as a Member of the Board of Directors since that time have been greatly appreciated. We wish Tim and Chad well in each of their future endeavors.”

Ken Bahk, Ph.D.

Ken Bahk, Ph.D. is a Director of Investments at Lurie Investments, focusing on investments in diagnostics and life sciences. Lurie Investments, together with its affiliates, is the largest holder of Nanosphere shares. Dr. Bahk currently serves on the board of directors of Aperion Biologics, Geneweave Biosciences and Viamet Pharmaceuticals. Dr. Bahk has been active in leadership positions for the premier diagnostic and molecular diagnostic organizations, and most recently was Chair of Strategic Opportunities for the Association for Molecular Pathology, a committee charged with understanding key molecular diagnostic and pathology market drivers and trends. He is a member of the American Association of Clinical Chemistry, the American Society for Microbiology and the Association for Molecular Pathology. He received a Ph.D. in biochemistry and molecular biology and an MS in neurobiology and physiology from Northwestern University, and an MBA from the Kellogg School of Management.

About Nanosphere, Inc.

Nanosphere develops, manufactures and markets an advanced molecular diagnostics platform, the Verigene® System, for direct genomic and ultra-sensitive protein detection. This easy to use and cost effective platform enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.

Forward Looking Statement – Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Nanosphere, Inc.

Roger Moody, 847-400-9021

Chief Financial Officer

rmoody@nanosphere.us

or

LifeSci Advisors

Michael Rice, 646-597-6979

Founding Partner

mrice@lifesciadvisors.com